Pricing Supplement dated April 30, 2003                           Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF57

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



------------------------------------------ -------------------------------------
Principal Amount:  $95,000,000                  Initial Interest Rate:  2.57000%
Agent's Discount or Commission: $332,500 Original Issue Date * : May 5, 2003 Net Proceeds to Issuer * : $94,742,101.39 Stated Maturity Date: April 24, 2006
------------------------------------------ -------------------------------------

Interest Category
 [X]    Regular Floating Rate Note

 [ ]    Floating Rate/Fixed Rate Note
            Fixed Rate Commencement Date:
            Fixed Interest Rate:       %

 [ ]    Inverse Floating Rate Note
        [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
    [ ] CD Rate                [ ]  Federal Funds Rate [ ]  Prime Rate
    [ ] CMT Rate               [X]  LIBOR              [ ]  Other (see attached)
    [ ] Commercial Paper Rate  [ ]  Treasury Rate

If LIBOR:
    [ ]  LIBOR Reuters Page:
    [X]  LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
       [ ]  Telerate Page 7051
       [ ]  Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +125 bps                     Maximum Interest Rate:     %

Spread Multiplier:  N/A                     Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  July 24, 2003

Interest Reset Dates:  Quarterly, on the 24th day of
January, April, July and October

Interest Payment Dates:  Quarterly, on the 24th day of
January, April, July and October

Interest Determination Dates: Two London and New York business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

   [X]  Actual/360 for the period from April 24, 2003 to April 24, 2006
   [ ]  Actual/Actual for the period from _______ to _______
   [ ]  30/360 for the period from _______ to _______

Redemption:
   [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]  The Notes can be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:  ____%
        Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
   [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]  Yes     [X]    No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
[X] Merrill Lynch, Pierce, Fenner & Smith   [ ]  Wachovia Securities
                 Incorporated               [ ]  Fleet Securities, Inc.
[ ] Banc of America Securities LLC          [ ]  J.P. Morgan Securities Inc.
[ ] Banc One Capital Markets, Inc.          [ ]  Salomon Smith Barney Inc.
[ ] Barclays Capital Inc.                   [ ]  UBS Warburg LLC
[ ] Credit Suisse First Boston Corporation  [X]  Other: BNP Paribas Securities
[ ] Deutsche Bank Alex. Brown Inc.                    Corp.



Agent acting in the capacity as indicated below:
      [ ]    Agent     [X]     Principal

If as Principal:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [X] The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:
The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $74,601.39 of accrued interest. Interest will be paid from April 24, 2003.



     Terms are not completed for certain items above because such items are not applicable.